Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-107947) of Orange and Rockland Utilities, Inc. of our report dated February 19, 2004 relating to the financial statements and financial statement schedule of Orange and Rockland Utilities, Inc. which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

New York, NY
March 29, 2004